Exhibit 5.1

SQUIRE, SANDERS & DEMPSEY L.L.P. 14th Floor 8000 Towers Crescent Drive Tysons Corner, VA 22182-2700 Office: +1.703.720.7800 Fax: +1.703.720.7801

October 12, 2006

ICF International, Inc.

9300 Lee Highway

Fairfax, VA 22031

Ladies and Gentlemen:

We have acted as counsel to ICF International, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Registration Statement on Form S-8 of the Company (together with all exhibits thereto, the “Registration Statement”) being filed with the Securities and Exchange Commission on the date hereof, relating to the registration by the Company of 3,542,182 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share, authorized for issuance pursuant to the Company’s 2006 Long-Term Equity Incentive Plan (the “2006 Plan”), the Company’s 2006 Employee Stock Purchase Plan (the “Stock Purchase Plan”) and the Company’s Management Stock Option Plan (the “1999 Plan” and together with the 2006 Plan and the Stock Purchase Plan, the “Plans”).

In connection with this opinion, we have reviewed the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company and each of the Plans and have examined such other documents, and considered such matters of law, as we have deemed necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures on all documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as copies and the due execution and delivery of all documents by the parties thereto.

Based upon and subject to the foregoing, we are of the opinion that the Plan Shares have been duly authorized for issuance and, when delivered and paid for in accordance with the terms of the respective Plans, the Plan Shares will be validly issued, fully paid and nonassessable.

The opinions set forth herein are rendered as of the date hereof and are based solely upon the General Corporation Law of the State of Delaware. We consent to the reference to our Firm wherever appearing in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.